Exhibit 99.1

Stereotaxis Reports 2024 Full Year Financial Results

St. Louis, MO, March 3, 2025 (Globe Newswire) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today reported financial results for the fourth quarter and full year ended December 31, 2024.

“We have started a milestone rich year in which we will demonstrate the tangible reality of our overall strategic transformation into a company with an easily adopted robot that can navigate a proprietary set of catheters in EP and broadly across endovascular procedures,” said David Fischel, Chairman and CEO.

“Our progress leads to an expanded clinical impact, scalable capital model, strategic self-sufficiency, and an attractive high-margin recurring catheter business. In recent months we achieved multiple milestones in this transformation with European regulatory approval of the MAGiC catheter, the first sale of the GenesisX robot, regulatory approvals for Genesis and Magbot in China, and regulatory submissions for MAGiC Sweep and EMAGIN 5F. We are making significant progress on multiple development, regulatory, and commercial efforts. The foundations of our strategic vision are becoming tangible realities.”

“These innovations will increasingly contribute to commercial growth as we progress through this year. Revenue grew 39% year-over-year in the fourth quarter, benefiting from increased robotic system revenue along with the successful commercial integration of APT. We expect continued year-over-year growth in the coming quarters given increasing catheter adoption and our robotic backlog. The impact from new innovations will be modest initially but increasingly provide the opportunity for breakout growth.”

“Stereotaxis generated positive cash flow in the fourth quarter, ending the year as guided with over $12 million in cash and no debt. Our balance sheet allows us to bring our transformative product ecosystem to market and fund its commercialization.”

2024 Fourth Quarter and Full Year Financial Results

Revenue for the fourth quarter of 2024 totaled $6.3 million, a 39% increase compared to $4.6 million in the prior year fourth quarter. System revenue for the quarter was $1.4 million and recurring revenue was $4.9 million, compared to $0.1 million and $4.5 million, respectively, in the prior year fourth quarter. System revenue reflects revenue recognition on the partial delivery of Genesis systems. Recurring revenue reflects a full quarter’s contribution from our recent acquisition of Access Point Technologies. Revenue for the full year 2024 totaled $26.9 million compared to $26.8 million in 2023. System backlog at the start of 2025 is $15.2 million.

Gross margin for the fourth quarter and full year 2024 were approximately 51% and 54% of revenue, respectively. Full year 2024 gross margins were 70% for recurring revenue and 20% for system revenue. Recurring gross margins were impacted by acquisition-related accounting that temporarily reduces disposable margin. System gross margins remain impacted by fixed overhead allocated over low production levels. Operating expenses in the fourth quarter of $10.8 million include $2.5 million of non-cash stock compensation expense and $1.1 million non-cash mark-to-market adjustment for acquisition related contingent earnout consideration. Excluding these non-cash charges, adjusted operating expenses in the quarter were $7.2 million. Adjusted operating expenses for the full year 2024 were $27.4 million, compared to $26.2 million in the prior year.

Operating loss and net loss in the fourth quarter of 2024 were ($7.6) million and ($7.5) million, respectively, compared to ($5.3) million and ($5.0) million in the previous year. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash stock compensation expense and the mark-to-market adjustment, were ($4.0) million and ($3.8) million, respectively, compared to ($2.7) million and ($2.4) million in the previous year. For the full year 2024, adjusted operating loss of ($12.8) million and adjusted net loss of ($12.1) million compared to an adjusted operating loss of ($11.3) million and an adjusted net loss of ($10.2) million in the prior year. Positive free cash flow of $1.3 million for the fourth quarter reflects cash receipts on previous system revenue. Negative free cash flow for the full year 2024 was ($8.5) million compared to ($9.5) million for the full year 2023.

Cash Balance and Liquidity

At December 31, 2024, Stereotaxis had cash and cash equivalents, including restricted cash, of $12.4 million and no debt.

Forward Looking Expectations

Stereotaxis anticipates double digit revenue growth for the full year 2025. Recurring revenue is expected to scale throughout the year, from $5 million in the first quarter to $7 million in the fourth quarter, as an expanded portfolio of catheters increasingly contributes to revenue. System revenue of $2-3 million per quarter is expected to remain approximately flat with 2024, with modest contributions from GenesisX in Europe and Genesis in China. Anticipated regulatory milestones and initial commercial launches in 2025 support substantial growth in 2026.

Growing recurring revenue and stable operating expenses support an expectation for reduced cash use in 2025 compared to the $8.5 million of negative free cash flow in 2024. Stereotaxis expects its balance sheet to allow it to advance its transformative product ecosystem to market, fund its commercialization, and profitably grow.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, March 3, 2025, at 8:30 a.m. Eastern Time. To access the conference call, dial 800-715-9871 (US and Canada) or 1-646-307-1963 (International) and give the participant pass code 1983976. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 150,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, statements relating to our recent acquisition of APT, including any benefits expected from the acquisition, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Revenue:
Systems	$1,389	$66	$8,632	$8,739
Disposables, service and accessories	4,951	4,499	18,286	18,032
Total revenue	6,340	4,565	26,918	26,771

Cost of revenue:
Systems	1,120	749	6,880	8,058
Disposables, service and accessories	2,004	1,078	5,444	3,853
Total cost of revenue	3,124	1,827	12,324	11,911

Gross margin	3,216	2,738	14,594	14,860

Operating expenses:
Research and development	2,790	2,212	9,760	10,273
Sales and marketing	2,916	2,791	12,372	12,376
General and administrative	5,137	3,039	17,201	14,050
Total operating expenses	10,843	8,042	39,333	36,699
Operating loss	(7,627)	(5,304)	(24,739)	(21,839)

Other income (expense)	(2)	3	-	30
Interest income, net	114	261	694	1,096
Net loss	$(7,515)	$(5,040)	$(24,045)	$(20,713)
Cumulative dividend on convertible preferred stock	(324)	(339)	(1,308)	(1,343)
Net loss attributable to common stockholders	$(7,839)	$(5,379)	$(25,353)	$(22,056)

Net loss per share attributed to common stockholders:
Basic	$(0.09)	$(0.07)	$(0.30)	$(0.27)
Diluted	$(0.09)	$(0.07)	$(0.30)	$(0.27)

Weighted average number of common shares and equivalents:
Basic	86,832,590	82,702,722	85,183,306	80,702,358
Diluted	86,832,590	82,702,722	85,183,306	80,702,358

STEREOTAXIS, INC.

BALANCE SHEETS

(in thousands, except share amounts)	December 31, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,217	$19,818
Restricted cash - current	219	525
Accounts receivable, net of allowance of $582 and $672 at 2024 and 2023, respectively	3,824	3,822
Inventories, net	8,331	8,426
Prepaid expenses and other current assets	1,848	676
Total current assets	26,439	33,267
Property and equipment, net	3,573	3,304
Goodwill	3,764	-
Intangible assets	7,358	-
Restricted cash	-	219
Operating lease right-of-use assets	5,483	4,982
Prepaid and other non-current assets	107	137
Total assets	$46,724	$41,909

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,668	$3,190
Accrued liabilities	2,922	2,972
Deferred revenue	6,804	6,657
Current contingent consideration	5,638	-
Current portion of operating lease liabilities	570	428
Total current liabilities	21,602	13,247
Long-term deferred revenue	2,064	1,637
Long-term contingent consideration	6,126	-
Operating lease liabilities	5,436	5,062
Other liabilities	64	43
Total liabilities	35,292	19,989

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 10,000,000 shares authorized, 21,458 and 22,358 shares outstanding at 2024 and 2023, respectively	5,352	5,577
Stockholders’ equity:
Common stock, par value $0.001; 300,000,000 shares authorized, 85,326,557 and 80,949,697 shares issued at 2024 and 2023, respectively	85	81
Additional paid-in capital	567,926	554,148
Treasury stock, 4,015 shares at 2024 and 2023	(206)	(206)
Accumulated deficit	(561,725)	(537,680)
Total stockholders’ equity	6,080	16,343
Total liabilities and stockholders’ equity	$46,724	$41,909